Exhibit 99.2

News Release

Investor Contact

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen

415-618-8750

DineEquity, Inc. Provides Financial Performance Guidance for Fiscal 2010

Significant Free Cash Flow to Enable Continued Debt Reduction

GLENDALE, Calif., March 3, 2010 —  DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today provided financial guidance for the current fiscal year and highlighted key operational and financial benchmarks that it believes will drive the performance of its businesses in 2010.

The Company’s fiscal 2010 financial performance guidance excludes any impact from future sale of Applebee’s company-operated restaurants.  DineEquity remains committed to its long-term strategic objective of transitioning Applebee’s into a more highly franchised restaurant system over time.  It continues to actively market substantially all company-operated restaurants, but expects prospective transactions to be challenged in 2010 by the weak economic environment.  The timing of transactions could be highly variable due to factors including the economy, the availability of buyer financing, acceptable valuations, and the operating wherewithal of the acquiring franchisee. Should company-operated Applebee’s restaurants be sold this year, DineEquity plans to update its performance guidance accordingly in conjunction with its regular quarterly reporting schedule following any transaction announcement.

Excluding the impact of potential restaurant sales in 2010, DineEquity provided fiscal 2010 guidance on the following key financial performance metrics:

•                  Consolidated cash from operations to range between $145 and $155 million.

•                  Approximately $16 million generated from the structural run-off of the Company’s long-term notes receivable.

•                  Consolidated capital expenditures of approximately $20 million.

•                  Approximately $23 million in preferred stock dividend payments.

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

•                  Consolidated free cash flow (see “References to Non-GAAP Information” below) to range between $118 and $128 million.  The Company plans to make its 2010 free cash flow available to fund further securitized debt reductions.

•                  Applebee’s domestic system-wide same-store sales performance to range between flat and negative 3% for fiscal 2010.

•                  IHOP’s domestic system-wide same-store sales performance to range between positive 1% and negative 1% for fiscal 2010.

•                  Operating margin at Applebee’s company-operated restaurants to range between 13.5% and 14.5% for the full year 2010.

•                  Consolidated General & Administrative expense to range between $158 million and $161 million for fiscal 2010, including non-cash stock based compensation expense and depreciation of approximately $20 million.

•                  Consolidated interest expense to range between $175 million and $180 million for fiscal 2010, approximately $40 million of which is non-cash interest expense.

•                  Applebee’s franchisees to open between 25 and 30 new restaurants, approximately half of which are expected to be international restaurants.

•                  IHOP franchisees and its Florida area licensee to open between 60 and 70 new restaurants in fiscal 2010, all but approximately eight of which are expected to be developed in the U.S.

Investor Conference Call Today

DineEquity will host an investor conference call to discuss its 2010 performance guidance, as well as fourth quarter and fiscal 2009 financial results, today, Wednesday, March 3, 2010 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 713-4214 and reference pass code 31206619. A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  A telephonic replay of the call may be accessed through March 10, 2010 by dialing 888-286-8010 and referencing pass code 26600797

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the non-GAAP financial measure “free cash flow.”  The Company defines “free cash flow” for a given period as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less capital expenditures and preferred dividend payments.  Management utilizes free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities and capital expenditures.  Management believes this information is helpful to investors to determine the Company’s cash available for these purposes. Free cash flow is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.  The following table reconciles the Company’s cash provided by operating activities to free cash flow for the Company’s 2010 performance guidance:

2010 Performance Guidance
(In Millions)
Cash flows from operating activities	$ 145-155
Receipts from long term notes receivable	16
Capital expenditures	(20)
Preferred dividend payments	(23)
$ 118-128